UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 2, 2020

Arcosa, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware		001-38494	82-5339416
(State or other jurisdiction of incorporation)		(Commission File Number)	(I.R.S. Employer Identification No.)

500 N. Akard Street, Suite 400
Dallas,	Texas		75201
(Address of principal executive offices)			(Zip Code)

Registrant's telephone number, including area code: (972) 942-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock ($0.01 par value)	ACA	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01     Entry into a Material Definitive Agreement.

On January 2, 2020, Arcosa, Inc. (“Arcosa”) entered into an Amended and Restated Credit Agreement (the “A/R Credit Agreement”), by and among Arcosa, as borrower, the lenders party thereto (the “Lenders”), JPMorgan Chase Bank, National Association (“JPMorgan”), as administrative agent, Bank of America, N.A., as syndication agent, and Wells Fargo Bank, National Association, and Truist Bank, as co-documentation agents. The A/R Credit Agreement amends and restates Arcosa’s existing credit agreement with JPMorgan and certain other lenders.

The A/R Credit Agreement increased the revolving line of credit from $400.0 million to $500.0 million and added a term loan facility of $150.0 million, in each case with a maturity date of January 2, 2025. The A/R Credit Agreement includes a $100.0 million sublimit under the revolving facility for the issuance of letters of credit. Arcosa may also increase the amount of the commitments and loans under the A/R Credit Agreement by an aggregate amount not to exceed $325.0 million, subject to certain conditions including the agreement of existing Lenders to increase their commitments or by obtaining commitments from one or more new Lenders.

On January 2, 2020, there were approximately $100.0 million outstanding revolving loans borrowed under the A/R Credit Agreement and there were approximately $42.5 million in Letters of Credit issued under the A/R Credit Agreement. In addition, the entire term loan was advanced on January 2, 2020 in connection with the closing of the acquisition of Cherry Industries, Inc., as discussed in Item 7.01 below. The interest rates under the facility are variable based on LIBOR or an alternate base rate plus a margin that is determined based on Arcosa’s leverage as measured by a consolidated total indebtedness to consolidated EBITDA ratio, and initially are set at LIBOR plus 1.50%. A commitment fee will accrue on the average daily unused portion of the revolving facility at the rate of 0.20% to 0.35%, initially set at 0.25%.

In connection with the A/R Credit Agreement, certain of Arcosa’s Material Domestic Subsidiaries (as defined in the A/R Credit Agreement), including Arcosa Materials, Inc., a Delaware corporation, Arcosa Aggregates, Inc., a Delaware corporation, Arcosa LW, LLC, a Delaware limited liability company, Arcosa Wind Towers, Inc., a Delaware corporation, Meyer Utility Structures, LLC, a Delaware limited liability company, Arcosa Marine Products, Inc., a Delaware corporation, Arcosa LWS, LLC, a Delaware limited liability company, Arcosa ACG, Inc., a Delaware corporation, Arcosa Tank, LLC, a Delaware limited liability company, Arcosa Mining and Construction Equipment, Inc., a Delaware corporation, Harrison Gypsum Holdings, LLC, a Delaware limited liability company, and Harrison Gypsum, LLC, an Oklahoma limited liability company, guaranteed Arcosa’s obligations under the A/R Credit Agreement.

The description of the A/R Credit Agreement set forth under this Item 1.01 does not purport to be complete and is qualified in its entirety by reference to the terms and conditions of the A/R Credit Agreement, which is attached hereto as Exhibit 10.1 and is incorporated into this Item 1.01 by reference.

Item 7.01    Regulation FD Disclosure.

On January 6, 2020, the Company issued a press release announcing the closing of the acquisition of the Cherry Industries, Inc. and affiliated entities. A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in Item 7.01 of this report (including Exhibit 99.1) is being furnished and shall not be deemed to be filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise be subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as otherwise expressly stated in such filing. Additionally, the submission of this Item 7.01 is not an admission of the materiality of any information in this Item 7.01 that is required to be disclosed solely by Regulation FD.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1
Amended and Restated Credit Agreement dated as of January 2, 2020, by and among Arcosa, Inc., as borrower, the lenders thereto, JPMorgan Chase Bank, National Association, as administrative agent, Bank of America, N.A., as syndication agent, and Wells Fargo Bank, National Association and Truist Bank, as co-documentation agents.

99.1	Arcosa, Inc. Press Release dated January 6, 2020
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arcosa, Inc.

January 6, 2020	By:	/s/ Scott C. Beasley
Name: Scott C. Beasley
Title: Chief Financial Officer